Exhibit 7.1

JOINT FILING AGREEMENT

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 2, 2016

RX Investor Value Corporation	Jeffrey T. Holtmeier
By: Jeffrey T. Holtmeier, its President

GENext LLC	Robert Smyjunas
By: Jeffrey T. Holtmeier, its Manager

Cormag Holdings, Ltd.	Mark Douglas Scott
By: Mark Douglas Scott, its President

Osgar Holdings, Ltd.	Hong Penner
By: Hong Penner, its President

Bruce Bedrick

Cape Bear Partners LLC	Lynn Peppel
By: Lynn Peppel, its Manager

Patrick Delaney

LFLP Ltd.	Arthur W. Liberati
By: Arthur W. Liberati, its shareholder

Estate of Wayne Corona	Patricia Corona
By: Patricia Corona, Executrix

SCW Holdings, LLP	Stephen J. Weiss
By: Stephen J. Weiss, its General Partner

Brian Ross	Vincent Rinaldi